Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	May 1, 2018

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS FIRST QUARTER 2018 RESULTS
First Quarter 2018 Highlights

•	Quarterly revenue of $116.2 million

•	Quarterly net earnings of $13.0 million, or $0.68 per share

•	Quarterly adjusted EBITDA of $36.9 million, or 31.7% of revenue

•	Lease fleet of 13,326 railcars as of March 31, 2018 vs. 11,869 railcars as of March 31, 2017, with 195 railcars added during the first quarter

•	Current liquidity of $300.1 million, including $200.0 million available under revolving credit facility
St. Charles, MO, May 1, 2018 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its first quarter 2018 financial results. John O'Bryan, President and CEO of ARI, commented, "The North American railcar market remains challenging. While the number of railcars in storage has continued to decrease, an oversupply remains in the marketplace of most railcar types, including covered hoppers and tanks, which continues to impact demand and suppress pricing. On a positive note, inquiry activity increased during the first quarter of 2018, and while customers are carefully making decisions based on economic trends, we are slowly seeing these higher inquiry levels turn into firm orders. As further evidence of this slight uptick, the industry reported quarterly orders of over 10,000 railcars for only the second time since the second quarter of 2015. To align with market conditions, we remain focused on our long-term view and our disciplined approaches to aligning production with industry demand, investing in our lease fleet, and managing costs.
We continue to work closely with our customers to understand and meet their needs. With our diversified lease fleet of over 13,300 railcars and our railcar services network providing a wide array of services over the life of a railcar, we are well-positioned and eager to identify and deliver solutions for the railcar industry.”
First Quarter Revenue Summary
Total consolidated revenues were $116.2 million for the first quarter of 2018, an increase of 1% when compared to $114.7 million for the same period in 2017. This increase was primarily driven by increased revenues in the manufacturing segment and a slight increase in the railcar leasing segment, partially offset by decreased revenues in the railcar services segment.
Manufacturing revenues were $64.1 million for the first quarter of 2018, an increase of 6% compared to $60.7 million in the first quarter of 2017. This increase was primarily driven by increased railcar shipments for direct sale for both hopper and tank railcars, partially offset by lower selling prices due to the mix of types of hopper and tank railcars shipped during the first quarter of 2018 compared to the first quarter of 2017 and more competitive pricing across the North American railcar market.
During the first quarter of 2018, ARI shipped 616 railcars for direct sale and 195 railcars for lease compared to 549 railcars for direct sale and 602 railcars for lease during the same period in 2017. Railcars built for the lease fleet represented 24% of ARI’s railcar shipments during the first quarter of 2018 compared to 52% for the same period in 2017. Due to the prevalence of lower lease rates in today's North American railcar market, the Company is maintaining a disciplined approach to investing in its lease fleet. This approach, coupled with lower demand, led to a lower rate of lease fleet shipments during the first quarter of 2018 compared to the same period of 2017. Because revenues and earnings related to leased railcars are recognized over the life of the lease based on the terms of the contract, the Company's quarterly and annual results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.

Manufacturing revenues for the first quarter of 2018, on a consolidated basis, exclude $20.5 million of revenues related to railcars built for the Company's lease fleet compared to $60.1 million for the same period in 2017. This decrease in revenues related to railcars built for our lease fleet was due to lower quantities of both tank and hopper railcars shipped for lease, as discussed above. These revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales.
Railcar leasing revenues were $34.1 million for the first quarter of 2018, an increase of 1% compared to $33.8 million for the first quarter of 2017. The primary reason for the increase in revenue was an increase in the number of railcars on lease, partially offset by a decline in weighted average lease rates for both new railcars for lease and lease renewals compared to the same period in 2017. ARI had 13,326 railcars in its lease fleet as of March 31, 2018 compared to 11,869 railcars as of March 31, 2017.
Railcar services revenues were $18.0 million for the first quarter of 2018, a decrease of 11% compared to $20.1 million for the same period in 2017. This decrease was primarily due to overall decreased demand and lower repair revenue at the Company's tank railcar manufacturing facility as it is ramping up activity on retrofit projects. These railcar services revenues excluded intercompany revenue for lease fleet reassignment work for the Company's leased railcars that is eliminated in consolidation.
Consolidated earnings from operations were $21.0 million for the first quarter of 2018, a decrease of 4% from $21.9 million for the same period in 2017. Consolidated operating margins decreased to 18.1% for the first quarter of 2018 compared to 19.1% for the same period in 2017. These decreases were primarily driven by lower earnings from operations in the manufacturing and railcar leasing segments.
Manufacturing earnings from operations on a consolidated basis were $3.0 million for the first quarter of 2018 down 1% from the same period in 2017. The decrease in these earnings was primarily due to more competitive pricing and higher costs associated with lower production volumes, both partially offset by an increase in railcar shipments for direct sale. Profit on railcars built for the Company’s lease fleet was $1.4 million and $6.1 million for the first quarter of 2018 and 2017, respectively, and is excluded from consolidated manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Profit on railcars built for the Company’s lease fleet decreased due to fewer railcars built for the Company's lease fleet during the first quarter of 2018.
Railcar leasing earnings from operations on a consolidated basis were $20.5 million for the first quarter of 2018 compared to $21.5 million for the same period in 2017. This decrease was primarily due to increased maintenance costs and lower lease rates on certain renewals and reassignments.
Railcar services earnings from operations on a consolidated basis were $1.3 million for the first quarter of 2018 compared to $1.7 million for the same period in 2017. This decrease was primarily due to lower demand as well as an increase in services performed on railcars in the Company's lease fleet, which is eliminated in consolidation.
Selling, general and administrative expenses were $8.6 million for the first quarter of 2018 compared to $8.8 million for the same period in 2017. This decrease was primarily due to decreased bad debt expense and stock based compensation. Additionally, due to the sale of ARL in 2017, sales commissions have decreased. These decreases were all partially offset by increased compensation costs relating to additional staff hired to increase the sales and marketing team and other supporting groups in connection with transitioning lease fleet management in-house.
Net earnings for the first quarter of 2018 were $13.0 million, or $0.68 per share, compared to $10.6 million, or $0.55 per share, in the same period in 2017. This increase was driven largely by lower income tax expense as a result of the Tax Cuts and Jobs Act, which was enacted in December 2017 and decreased the federal tax rate from 35% to 21%, as well as increased earnings from the Company's joint ventures, partially offset by a decrease in earnings from operations as discussed above.
EBITDA, adjusted to exclude share-based compensation expense and other income related to short-term investment activity (Adjusted EBITDA), was $36.9 million for the first quarter of 2018 compared to $36.1 million for the comparable quarter in 2017. This increase resulted primarily from increased earnings from joint ventures during the first quarter of 2018 compared to the same period in 2017. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first three months of 2018 of $30.4 million. As of March 31, 2018, ARI had working capital of $169.6 million, including $100.1 million of cash and cash equivalents.

As of March 31, 2018, the Company had $539.3 million of debt outstanding, net of unamortized debt issuance costs of $4.6 million. The Company had borrowing availability of $200.0 million under a revolving loan.
The Company paid dividends totaling $7.6 million during the first three months of 2018. On April 27, 2018, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of June 13, 2018 that will be paid on June 27, 2018.
The Company has not repurchased any shares of its common stock thus far in 2018 under its stock repurchase program. Board authorization for approximately $164.0 million remains available for further stock repurchases.
Backlog
ARI's backlog as of March 31, 2018 was 3,144 railcars with an estimated market value of $279.9 million. Of the total backlog, we currently expect 259 railcars, or 8%, having an estimated market value of $25.3 million, will be placed into the Company's lease fleet.
Conference Call and Webcast
ARI will host a webcast and conference call on Tuesday, May 1, 2018 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2018 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets, and ARI has begun managing these lease railcars in-house. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: various estimates we have made in preparing our financial statements, expected future trends relating to our industry, products and markets, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services, revenues, profit margin, capacity, financial condition, and results of operations, trends related to shipments for direct sale versus lease, our backlog and any implication that our backlog may be indicative of our future revenues, our strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, our capital expenditure plans, short- and long-term liquidity needs, ability to service our current debt obligations and future financing plans, our Stock Repurchase Program, anticipated benefits regarding the growth of our leasing business, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products and the anticipated production schedules of our joint ventures, our plans regarding future dividends and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the risks associated with ongoing compliance with transportation, environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the impact, costs and expenses of any warranty claims we may be subject to now or in the future; our ability to recruit, retain and train qualified personnel; risks relating to our compliance with the FRA directive released September 30, 2016 and subsequently revised and superseded on November 18, 2016 (the Revised Directive) and the settlement agreement related thereto, any developments related to the Revised Directive and the settlement agreement related thereto and any costs or loss of revenue related thereto; the impact of policies and priorities of certain governments or other issues that may cause trade and markets conditions that result in fluctuations in the supply and costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components and their impact on demand and margin; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; our ability to manage overhead and variations in production rates; risks relating to the ongoing transition of the management of our railcar leasing business from ARL to in-house management following completion of the sale of ARL; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in commodity prices, including oil and gas; uncertainties regarding the Tax Cuts and Jobs Act of 2017; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the impact, costs and expenses of any litigation we may be subject to now or in the future; risks related to the loss of executive officers; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements; the impact of repurchases pursuant to our Stock Repurchase Program on our current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Mr. Carl Icahn; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities, dispositions or new business endeavors; the integration with other systems and ongoing management of our new enterprise resource planning system; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,089	$100,244
Restricted cash	16,496	16,640
Accounts receivable, net	32,816	43,804
Accounts receivable, due from related parties	1,199	778
Income taxes receivable	19,171	19,115
Inventories, net	73,216	54,147
Prepaid expenses and other current assets	6,881	6,464
Total current assets	249,868	241,192
Property, plant and equipment, net	157,455	162,535
Railcars on lease, net	1,044,538	1,036,414
Income tax receivable	14	14
Goodwill	7,169	7,169
Investments in and loans to joint ventures	22,417	22,571
Other assets	3,199	3,531
Total assets	$1,484,660	$1,473,426
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,804	$21,275
Accounts payable, due to related parties	6	41
Accrued expenses, including loss contingency of $6,481 and $6,548 at March 31, 2018 and December 31, 2017, respectively	13,904	12,787
Accrued compensation	10,088	12,874
Short-term debt, including current portion of long-term debt	25,493	25,590
Total current liabilities	80,295	72,567
Long-term debt, net of unamortized debt issuance costs of $4,593 and $4,647 at March 31, 2018 and December 31, 2017, respectively	513,805	520,024
Deferred tax liability	199,102	194,084
Pension and post-retirement liabilities	7,858	8,099
Other liabilities, including loss contingency of $2,293 and $2,283 at March 31, 2018 and December 31, 2017, respectively	14,506	15,118
Total liabilities	815,566	809,892
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 shares outstanding as of both March 31, 2018 and December 31, 2017	213	213
Additional paid-in capital	239,609	239,609
Retained Earnings	520,478	514,453
Accumulated other comprehensive loss	(5,175)	(4,710)
Treasury Stock	(86,031)	(86,031)
Total stockholders’ equity	669,094	663,534
Total liabilities and stockholders’ equity	$1,484,660	$1,473,426

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Manufacturing	$64,141	$60,726
Railcar leasing (including revenues from affiliates of $412 and $224 for the three months ended March 31, 2018 and 2017, respectively)	34,121	33,835
Railcar services (including revenues from affiliates of $2 and $6,147 for the three months ended March 31, 2018 and 2017, respectively)	17,976	20,120
Total revenues	116,238	114,681
Cost of revenues:
Manufacturing	(58,183)	(54,559)
Other operating (loss) income	(13)	31
Railcar leasing	(12,993)	(12,059)
Railcar services	(15,576)	(17,390)
Total cost of revenues	(86,765)	(83,977)
Gross profit	29,473	30,704
Selling, general and administrative	(8,613)	(8,802)
Net gains on disposition of leased railcars	181	13
Earnings from operations	21,041	21,915
Interest income (including income from related parties of $220 and $336 for the three months ended March 31, 2018 and 2017, respectively)	419	373
Interest expense	(5,340)	(5,531)
Other income	—	54
Earnings from joint ventures	1,343	550
Earnings before income taxes	17,463	17,361
Income tax expense	(4,472)	(6,793)
Net earnings	$12,991	$10,568
Net earnings per common share—basic and diluted	$0.68	$0.55
Weighted average common shares outstanding—basic and diluted	19,084	19,084
Cash dividends declared per common share	$0.40	$0.40

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended March 31, 2018
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$64,141	$20,775	$84,916	$4,408
Railcar leasing	34,121	—	34,121	17,423
Railcar services	17,976	2,104	20,080	1,696
Corporate	—	—	—	(3,778)
Eliminations	—	(22,879)	(22,879)	1,292
Total Consolidated	$116,238	$—	$116,238	$21,041

	Three Months Ended March 31, 2017
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$60,726	$60,104	$120,830	$9,151
Railcar leasing	33,835	—	33,835	18,810
Railcar services	20,120	332	20,452	1,716
Corporate	—	—	—	(4,272)
Eliminations	—	(60,436)	(60,436)	(3,490)
Total Consolidated	$114,681	$—	$114,681	$21,915

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Net earnings	$12,991	$10,568
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	14,931	13,873
Amortization of deferred costs	125	125
Gain on disposal of property, plant, equipment and leased railcars	(181)	(13)
Earnings from joint ventures	(1,343)	(550)
Provision for deferred income taxes	4,790	12,780
Changes in operating assets and liabilities:
Accounts receivable, net	14,670	14,310
Accounts receivable, due from related parties	(435)	(1,680)
Income taxes receivable	(60)	(52)
Inventories, net	(21,918)	(3,770)
Prepaid expenses and other current assets	(413)	52
Accounts payable	9,542	897
Accounts payable, due to related parties	(35)	311
Accrued expenses and taxes	(1,665)	(5,482)
Other	(561)	1,050
Net cash provided by operating activities	30,438	42,419
Investing activities:
Purchases of property, plant and equipment	(802)	(1,550)
Grant Proceeds	—	100
Capital expenditures - leased railcars	(18,068)	(55,909)
Proceeds from the disposal of property, plant, equipment and leased railcars	743	73
Proceeds from repayments of loans by joint ventures	1,477	1,477
Net cash used in investing activities	(16,650)	(55,809)
Financing activities:
Repayments of debt	(6,371)	(6,310)
Payment of common stock dividends	(7,633)	(7,633)
Net cash used in financing activities	(14,004)	(13,943)
Effect of exchange rate changes on cash	(83)	4
Net decrease in cash, cash equivalents, and restricted cash	(299)	(27,329)
Cash, cash equivalents, and restricted cash at beginning of period	116,884	195,285
Cash, cash equivalents, and restricted cash at end of period	$116,585	$167,956

Balance Sheet Reconciliation:
Cash and cash equivalents	$100,089	$151,246
Restricted cash	16,496	16,710
Total cash, cash equivalents and restricted cash as presented above	$116,585	$167,956

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended March 31,
	2018	2017
Net earnings	$12,991	$10,568
Income tax expense	4,472	6,793
Interest expense	5,340	5,531
Interest income	(419)	(373)
Depreciation	14,931	13,873
EBITDA	$37,315	$36,392
Income related to stock appreciation rights compensation	(412)	(247)
Other income on short-term investment activity	$—	(54)
Adjusted EBITDA	$36,903	$36,091

EBITDA represents net earnings before income tax expense, interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.